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                                                                      Exhibit 5


April 21, 1995

Brown Group, Inc.
8300 Maryland Avenue
St. Louis, Missouri  63105

Ladies and Gentlemen:

         I am Vice President, General Counsel and Corporate Secretary of Brown Group, Inc. (the "Company") and as such am familiar with the Registration Statement on Form S-8 (the "Registration Statement") being filed with the Securities and Exchange Commission pursuant to which the Company is registering 750,000 shares of Common Stock, $3.75 par value per share (the "Shares"), which are issued under the Company's Stock Option and Restricted Stock Plan of 1994 (the "Plan").

         In rendering this opinion, I have examined such corporate records and other documents and made such legal investigation as I have deemed appropriate.

         Based on the foregoing, I am of the opinion that, when issued in accordance with the provisions of the Plan, the Shares will be legally issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                  Very truly yours,


                                                  /s/ Robert D. Pickle